Exhibit 99.1

Syntel Reports Third Quarter 2012 Financial Results

Highlights:

•	Q3 revenue of $186.4M, up 11% from year-ago quarter, and 4% sequentially

•	Q3 EPS of $1.23 per diluted share, up 96% from year-ago quarter, and 19% sequentially

•	Q3 cash & short term investments of $422.1M

•	Global Headcount of 20,192 on September 30, 2012, up 10% versus prior year

TROY, Mich. – October 18, 2012 – Syntel, Inc. (NASDAQ: SYNT), a global information technology services and Knowledge Process Outsourcing (KPO) company today announced financial results for the third quarter, ended September 30, 2012.

Third Quarter Financial Highlights

Syntel’s revenue for the third quarter increased 11 percent to $186.4 million, compared to $167.6 million in the prior-year period, and increased four percent sequentially from $179 million in the second quarter of 2012. During the third quarter, Applications Outsourcing accounted for 75 percent of total revenue, with Knowledge Process Outsourcing (KPO) at 15 percent, e-Business contributing eight percent and TeamSourcing at two percent.

The Company’s gross margin was 45.5 percent in the third quarter, compared to 39.8 percent in the prior-year period and 41.3 percent in the second quarter of 2012. Selling, General and Administrative (SG&A) expenses were 15.6 percent of revenue in the third quarter, compared to 21.9 percent in the prior-year period and 10.6 percent in the previous quarter.

The third quarter income from operations was 29.9 percent of revenue as compared to 17.9 percent in the prior-year period and 30.7 percent in the second quarter. The sequential decline in operating margin primarily reflects the impact of currency-related balance sheet translations and, to a lesser extent, costs arising from a customer event and facility-related improvements.

Net income for the third quarter was $51.5 million or $1.23 per diluted share, compared to $26.2 million or $0.63 per diluted share in the prior-year period and net income of $43.4 million or $1.04 per diluted share in the second quarter of 2012.

During Q3, Syntel spent $11.3 million in CAPEX, largely in support of campus infrastructure, and finished the quarter with cash and short-term investments of $422.1 million. The Company also added 132 net employees, ending the quarter with 20,192 employees globally.

Operational Highlights

“Our third quarter results reflect a continued focus on delivering differentiated domain-led offerings, and our dedication to providing real solutions to our customers,” said Syntel CEO and President Prashant Ranade. “Amid ongoing global economic headwinds, our commitment to our customers and to delivering innovation continues to present us with new opportunities to provide thought-leadership in the markets we serve.”

“During the quarter, we saw growth across our verticals that will support our aim to grow faster than the market overall, bolstered by investments in our capabilities,” said Ranade. “Technology has become the language of business and we expect to be fluent in the kinds of capabilities that will enable this growth.”

“The complexity of our customers’ business environment is rising. Our responsiveness coupled with an innovative approach to providing solutions will allow us to differentiate ourselves while we build on the strong relationships we enjoy.”

2012 Guidance

Based on current visibility levels and an exchange rate assumption of 52.70 Indian Rupees to the dollar, the Company currently expects 2012 revenue of $730 to $735 million and EPS in the range of $4.36 to $4.40.

Syntel to Host Conference Call

Syntel will discuss its third quarter 2012 results today on a conference call at 10:00 a.m. (EDT). To listen to the call, please dial (877) 837-3915 in the US/Canada or (973) 638-3495 internationally. The call will also be broadcast live via the Internet at Syntel’s web site: investor.syntelinc.com. Please access the site at least 15 minutes prior to the call to register and download any necessary software. A replay will be available until October 25, 2012 by dialing (855) 859-2056 and entering “39646088”. International callers may dial (404) 537-3406 and enter the same passcode.

About Syntel

Syntel (Nasdaq:SYNT) is a leading global provider of integrated information technology and Knowledge Process Outsourcing (KPO) solutions spanning the entire lifecycle of business and information systems and processes. The Company is driven by its mission to create new opportunities for clients by harnessing the passion, talent and innovation of Syntel employees worldwide. Syntel leverages dedicated Centers of Excellence, a flexible Global Delivery Model, and a strong track record of building collaborative client partnerships to create sustainable business advantage for Global 2000 organizations. Syntel is assessed at SEI CMMi Level 5, and is ISO 27001 and ISO 9001:2008 certified. As of September 30, 2012, Syntel employed more than 20,000 people worldwide. To learn more, visit us at: www.syntelinc.com.

Safe Harbor Provision

This news release includes forward-looking statements, including those with respect to the future level of business for Syntel, Inc. These statements are necessarily subject to risk and uncertainty. Actual results could differ materially from those projected in these forward-looking statements as a result of certain risk factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2012 or from other factors not currently anticipated.

Contacts:

North America/Europe: Jon Luebke, Syntel, 248/619-3503, jon_luebke@syntelinc.com

Asia/Pacific: Sikta Samantaray, +91 9167512186, sikta_samantaray@syntelinc.com

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SYNTEL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(UNAUDITED)

(IN THOUSANDS, EXCEPT SHARE DATA)

	THREE MONTHS ENDED SEPTEMBER 30,		NINE MONTHS ENDED SEPTEMBER 30,
	2012	2011	2012	2011
Net revenues	$186,407	$167,627	$536,130	$469,984
Cost of revenues	101,588	100,893	306,001	295,653

Gross profit	84,819	66,734	230,129	174,331
Selling, general and administrative expenses	29,036	36,679	74,913	89,083

Income from operations	55,783	30,055	155,216	85,248

Other income, principally interest	9,964	1,632	20,708	13,674

Income before income taxes	65,747	31,687	175,924	98,922

Income tax expense	14,265	5,480	40,308	20,026

Net income	$51,482	$26,207	$135,616	$78,896

Other Comprehensive Income(Loss)

Foreign currency translation adjustments	35,877	(37,810)	6,439	(36,482)

Gains and (losses) on derivatives
Gains and (losses) arising during period on net investment hedges	1,061	(2,401)	(1,234)	(1,260)

Unrealized gains(losses) on securities:
Unrealized holding gains arising during period	758	328	916	364
Reclassification adjustment for gains included in net income	(213)	(45)	(159)	(464)

	545	284	757	(100)
Defined benefit pension plans:
Net Profit(loss) arising during period	(9)	38	(13)	8
Amortization of prior service cost included in net periodic pension cost	8	—	24	29

	(1)	38	11	37

Other comprehensive income(loss), before tax	37,482	(39,890)	5,973	(37,805)
Income tax (expenses) benifit related to Other Comprehensive Income(loss)	(174)	(103)	(241)	(20)

Other comprehensive income(loss), net of tax	37,308	(39,993)	5,732	(37,825)

Comprehensive Income(Loss)	88,790	(13,786)	141,348	41,071

Dividend per share	$0.06	$0.06	$0.18	$0.18

EARNINGS PER SHARE:
Basic	$1.23	$0.63	$3.25	$1.90
Diluted	$1.23	$0.63	$3.25	$1.89

Weighted average common shares outstanding:

Basic	41,720	41,640	41,683	41,608

Diluted	41,802	41,724	41,780	41,710

SYNTEL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(IN THOUSANDS)

	September,30	December,31
	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$86,675	$104,628
Short term investments	335,399	215,798
Accounts receivable, net of allowance for doubtful accounts of $2,036 and $2,407 at September 30 , 2012 and December 31, 2011, respectively	89,958	88,573
Revenue earned in excess of billings	17,299	5,131
Deferred income taxes and other current assets	58,315	46,353

Total current assets	587,646	460,483

Property and equipment	202,388	179,576
Less accumulated depreciation and amortization	84,756	73,574

Property and equipment, net	117,632	106,002

Goodwill	906	906

Non current Term Deposits with Banks	14	130

Deferred income taxes and other non current assets	30,602	29,727

TOTAL ASSETS	$736,800	$597,248

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Current liabilities:
Accrued payroll and related costs	$44,767	$45,949
Income taxes payable	9,008	3,080
Accounts payable and other current liabilities	35,624	35,341
Deferred revenue	5,317	9,692

Total current liabilities	94,716	94,062

Other non current liabilities	11,672	9,997

Total liabilities	106,388	104,059

SHAREHOLDERS’ EQUITY

Total shareholders’ equity	630,412	493,189

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$736,800	$597,248